Exhibit (m)(iv) under N-1A
                                                      Exhibit 1 under 601/Reg SK



                                         EXHIBIT D

                             Federated Income Securities Trust

                               FEDERATED CAPITAL INCOME FUND
                                       Class C Shares


     The Plan is adopted by Federated Income Securities Trust with respect to the Class of Shares of the Portfolio of the Trust set forth above.

     In compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of .75 of l% of the average aggregate net asset value of the Class C Shares of Federated Capital Income Fund held during the month.

      Witness the due execution hereof this 1st day of December, 2002.


                                    FEDERATED INCOME SECURITIES TRUST



                                    By:  /s/ J. Christopher Donahue
                                    Name:  J. Christopher Donahue
                                    Title:  President